EXHIBIT 23.2
INDEPENDENT AUDITORS’ CONSENT
The Board of Directors
CT Communications, Inc.:
      We consent to incorporation by reference in the Registration Statements (Registration Nos. 33-59641, 33-59645, 333-15537, 333-38895, 333-65818, 333-119873 and 333-65846) of CT Communications, Inc. of our report dated February 19, 2004, relating to the audited consolidated balance sheets of Palmetto MobileNet, L.P. as of December 31, 2003 and 2002 and the related consolidated statements of income and partners’ equity, and cash flows for each of the three years ended December 31, 2003, 2002, and 2001, which report is included in the December 31, 2004 Annual Report on Form 10-K/ A (Amendment No. 1) of CT Communications, Inc.

/s/ Bauknight Pietras & Stormer, P.A.
Columbia, South Carolina
April 28, 2005